UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2007

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California		92614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 12, 2007 the Board of Directors of California Coastal Communities, Inc. (the “Corporation”) unanimously elected Ms. Marti P. Murray to serve as a Director of the Corporation until the next annual meeting of the stockholders of the Corporation or until such time as her successor is duly elected and qualified. As she is considered to be “independent” under the Nasdaq rules, the Board of Directors has appointed Ms. Murray to serve on the Compensation Committee of the Board.

Ms. Murray has been the President and Portfolio Manager of Murray Capital Management, Inc., a registered investment advisor, since she founded the company in 1995. Murray Capital manages accounts on a discretionary basis for certain of its investment management clients. Murray Capital has sole voting and dispositive power with respect to, and therefore may be deemed to beneficially own, the shares of Common Stock beneficially owned by its investment management clients. As reported on a Schedule 13G filed November 15, 2007, 4.99% of the Corporation’s outstanding shares of common stock are held by such investment management clients of Murray Capital. Prior to founding Murray Capital, Ms. Murray was a Senior Managing Director and Portfolio Manager at Furman Selz Incorporated, and a Senior Vice President and Investment Analyst at Oppenheimer & Co. Ms. Murray received an Executive M.B.A. in Finance from New York University Stern School of Business in 1986, and received a B.A. in International Relations and Chinese from Colgate University in 1981.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2007	California Coastal Communities, Inc.
	By:	/s/ Sandra G. Sciutto
Sandra G. Sciutto
Chief Financial Officer and
Senior Vice President